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                                                                   EXHIBIT 12.1
                             TALON AUTOMOTIVE GROUP

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                  (Unaudited)
                       (In thousands except for ratios)

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
                                     Three months    Three months
                                        ended           ended                             Year ended December 31,
                                        April 4,       April 4,       --------------------------------------------------------
                                         1998            1997           1997         1996        1995        1994        1993
                                     -----------     ------------       ----         -----       ----        ----        ----
Fixed charges:
  Interest expense                     $ 2,390        $ 1,050         $ 4,599      $ 1,754     $ 1,192     $   714     $   806
  Estimated interest portion of rents      131            131             522          291         206           -           -
                                       -------        -------         -------      -------     -------     -------     -------

    Total fixed charges                $ 2,521        $ 1,181         $ 5,121      $ 2,045     $ 1,398     $   714     $   806


 Earnings:
  Earnings before fixed charges        $ 2,055        $ 2,153         $ 2,121      $ 2,363     $ 2,702     $   610     $ 2,023
  Fixed charges                          2,521          1,181           5,121        2,045       1,398         714         806
                                       -------        -------         -------      -------     -------     -------     -------

    Adjusted earnings                  $ 4,576        $ 3,334         $ 7,242      $ 4,408     $ 4,100     $ 1,324     $ 2,829

Ratio of Earnings to Fixed Charges       1.815          2,823           1.414        2.156       2.933       1.854       3.510
                                       =======        =======         =======      =======     =======     =======     =======
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